Exhibit 99.1

News Release	Devon Energy Corporation
20 North Broadway
Oklahoma City, OK 73102-8260

Investor Contact	Shea Snyder	405 552 4782
Media Contact	Chip Minty	405 228 8647
DEVON ENERGY ANNOUNCES JOHN RICHELS’ ELECTION AS CHIEF EXECUTIVE OFFICER
OKLAHOMA CITY — June 9, 2010 — Devon Energy Corporation (NYSE: DVN) today announced the election of the company’s President, John Richels, to the additional position of chief executive officer. Devon’s Co-founder and Chairman, J. Larry Nichols, who has served as chief executive officer since 1980, will continue with Devon in the newly created position of executive chairman.
Richels, age 59, has served as president of the company since 2004 and has served on Devon’s executive committee since 1998. Prior to joining Devon in 1998, Richels served as chief financial officer of Northstar Energy Corporation. Richels also has previously served as a director of several publicly traded companies. He holds a bachelor’s degree in economics from York University and a law degree from the University of Windsor.
“The process of transitioning the responsibilities of the CEO role to John has been underway for the last several years,” said Larry Nichols, Devon’s executive chairman. “His extraordinary leadership skills, keen business acumen and proven track record make John the obvious choice as my successor. I look forward to continuing to serve Devon on a day-to-day basis assisting with the company’s strategic positioning and public affairs.”
Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit www.devonenergy.com.
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